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                                                                     EXHIBIT 4.2


                           CERTIFICATE OF DESIGNATION
                   OF PREFERENCES OF SERIES B PREFERRED STOCK
                                       OF
                                XATA CORPORATION,
                             A MINNESOTA CORPORATION


The undersigned, Craig S. Fawcett, hereby certifies that:

         (a) He is the duly elected and acting Chief Executive Officer of Xata Corporation, a Minnesota corporation (the "Corporation").

         (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by Section 3.2 of the Corporation's Restated Articles of Incorporation (the "Articles"), the Board of Directors of the Corporation on December 3, 2003, as amended on December 5, 2003, adopted the following resolutions creating a series of preferred stock designated as Series B Preferred Stock;

WHEREAS, the Articles provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized by the Articles to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to a series of Preferred Stock and the number of shares constituting, and the designation of, each such series:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles, a series of Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

         1. Designation. The series of Preferred Stock of the Corporation shall be designated as "Series B Preferred Stock."

         2. Authorized Number. The number of shares constituting the Series B Preferred Stock shall be Two Million Two Hundred Fifty Thousand (2,250,000) shares. The Board of Directors is authorized to decrease the number of shares of any series of preferred stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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         3. Dividend Rights. The holders of the Series B Preferred Stock, in preference to the holders of any other capital stock of the Corporation, shall be entitled to receive, out of any assets of the Corporation legally available therefor, cumulative dividends at the rate of four percent (4%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock (the "Preferred Dividend"). Such Preferred Dividend shall be paid semi-annually on the last business day of May and November of each year in cash or, at the election of holders of at least sixty percent (60%) of the Series B Preferred Stock then outstanding as of twenty (20) business days prior to the date of payment, in shares of Series B Preferred Stock. The aggregate number of shares of Series B Preferred Stock so payable to any holder upon such election to receive dividends in kind shall be equal to the aggregate amount of such Preferred Dividend payable to such holder divided by the Conversion Price (as defined below), with any fractions of a share to be issued rounded to the nearest whole share. The Board of Directors shall not pay any dividend to the holders of any other capital stock of the Corporation unless and until it has paid the Preferred Dividend on the shares of Series B Preferred Stock to the holders of the Series B Preferred Stock. In addition, in the event dividends are paid on any other capital stock of the Corporation, the Corporation shall pay an additional dividend on all outstanding shares of Series B Preferred Stock (on an as-if-converted to Common Stock basis) in an amount per share equal to the maximum amount paid or set aside for each such other share of capital stock (on an as-if-converted to Common Stock basis).

         4. Liquidation Preference.

                  A. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any other capital stock of the Corporation, an amount per share equal to the Original Issue Price of the Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on each share of Series B Preferred Stock then held by such holder. If upon the occurrence of such Liquidation Event, the assets and funds of the Corporation available for distribution among the holders Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled under this Certificate of Designation, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among such holders in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  B. Upon the completion of the distribution required by this
Section 4(A), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of Common Stock in proportion to the shares of Common Stock held by them.

                  C. Notwithstanding subparagraph (A) above, solely for purposes of determining the amount each holder of shares of Series B Preferred Stock is entitled to receive with respect to a Liquidation Event, the holder of shares of Series B Preferred Stock shall be treated as if such holder had converted such holder's shares of Series B Preferred Stock into shares of Common Stock immediately prior to the closing of the Liquidation Event if it is determined that, as a result of an actual conversion of such Series B Preferred Stock (including taking into account the operation of this subparagraph (C)), each holder of Series B Preferred Stock would receive (with respect to the shares Series B Preferred Stock), in the aggregate, an amount greater than the amount that would be distributed to holders of Series B Preferred Stock (with respect to the shares of Series B Preferred Stock) if such holders had not converted such Series B Preferred Stock into shares of Common Stock. If holders of any Series B Preferred Stock are treated as if they had converted shares of Series B Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 4(A) that would otherwise be made to such holders.

                  D. For purposes of this Section 4, unless waived in writing by holders of sixty percent (60%) of the outstanding shares of Series B Preferred Stock, a Change of Control shall be deemed to be a Liquidation Event and shall entitle the holders of Series B Preferred Stock to receive proceeds from such Liquidation Event (including payments at closing, and at each date after the closing on which additional amounts are paid to stockholders of the Corporation as a result of the Liquidation Event) in cash, securities or other property (valued as provided in Section 4(E) below) in the amount specified in this
Section 4. A "Change of Control" shall mean (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by an acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or person or group in which in excess of forty percent (40%) of the voting power of the Corporation's outstanding Common Stock is transferred; (ii) a sale of all or substantially all of the assets of the Corporation; (iii) the beneficial acquisition by any person or group in a transaction or series of related transactions (by the Corporation, by third party tender offer or otherwise) in which such person or group holds in excess of forty percent (40%) of the voting power of the Corporation's outstanding Common Stock following such transaction; or (iv) the replacement of a majority of the members of the Board of Directors nominated by persons other than Current Directors (as defined below). For the purposes of this subparagraph (D), the "Current Directors" shall mean (x) those persons serving as members of the Board of Directors as of the filing date of this Certificate of Designation, (y) any "Trident Designees" elected to the Board pursuant to the terms of that certain Voting Agreement by and between the Corporation and certain stockholders dated December 6, 2003, and (z) any person nominated by the persons described under clause (x) or (y).

                  E. Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be as follows:

                           i. Securities not subject to investment letter or
other similar restrictions on free marketability:

                                    i. If traded on a securities exchange (which
shall include the Nasdaq Stock Market), the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    ii. If traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                                    iii. If there is no public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.



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                           ii. The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

         5. Redemption. The Series B Preferred Stock shall be redeemable by paying in cash in exchange for each share of Series B Preferred Stock a sum equal to the Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the first issuance of shares of Preferred Stock), plus accrued and unpaid dividends with respect to such share (the "Redemption Price"). The total amount to be paid for the shares of the redeemed Series B Preferred Stock is hereinafter referred to as the "Total Redemption Price."

                  A. Election to Redeem Series B Preferred Stock. The Series B Preferred Stock may be redeemed in any of the following three ways:

                           i. Optional Redemption. The Corporation shall have
the right, in its sole discretion, to redeem all (but not less than all) of the outstanding Series B Preferred Stock at any time after the date five (5) years after the first issuance of shares of Series B Preferred Stock (the "Maturity Date"), provided that the Optional Redemption Conditions (as defined below) shall have been met. The Corporation shall deliver a notice of the Corporation's intention to redeem the outstanding shares of Series B Preferred Stock (the "Optional Redemption Notice") on a date, not earlier than the Maturity Date (the "Optional Redemption Date"); provided, however, that such Optional Redemption Notice shall not be given less than sixty (60) days, nor more than ninety (90) days, prior to the Optional Redemption Date. In addition to specifying the Optional Redemption Date, the Optional Redemption Notice shall specify the place at which such holders may obtain payment of their respective portions of the Total Redemption Price (as defined below) upon surrender of their share certificates, and shall contain a certification by the Chief Executive Officer or Chief Financial Officer of the Corporation stating that the Corporation's Common Stock price has traded on a securities exchange (which shall include the Nasdaq Stock Market) with a closing price of at least three times (3x) the then effective Conversion Price on each of the sixty (60) consecutive trading days immediately preceding the date the Optional Redemption Notice is delivered. The Corporation shall effect such redemption on the Optional Redemption Date by paying the Redemption Price in exchange for each share of Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall only be permitted to effect an optional redemption of the Preferred Stock under this Section 5(A)(i) if the following conditions (the "Optional Redemption Conditions") shall have been met: (w) the Corporation's Common Stock price shall have traded on a securities exchange (which shall include the Nasdaq Stock Market) with a closing price of at least three times (3x) the then effective Conversion Price on each of the sixty (60) consecutive trading days immediately preceding the date the Optional Redemption Notice is delivered, (x) the Corporation's Common Stock price shall have traded on a securities exchange (which shall include the Nasdaq Stock Market) with a closing price of at least three times (3x) the then effective Conversion Price on each of the twenty (20) consecutive trading days immediately preceding the Optional Redemption Date, (y) either (1) a registration statement shall then be in effect under the Securities Act of 1933, as amended (the "Securities Act"), with respect to all shares of Common Stock issuable on conversion of the Series B Preferred Stock then outstanding, and all such shares of Common Stock shall then be saleable into the public market by the holders therefor pursuant to such registration statement and without any other restriction under applicable securities laws (other than notice requirements and volume limitations provided under Rule 144 of the Securities Act, if applicable due to status as an affiliate of the Corporation) or (2) all shares of outstanding Series B Preferred Stock (and shares of Common Stock issued or issuable upon conversion of such Series B Preferred Stock) can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k) under the Securities Act and an opinion of legal counsel to the Corporation delivered to such holders of Series B Preferred Stock to such effect; and (z) the Corporation has sufficient funds legally available to redeem all shares to be redeemed at the Optional Redemption Date. Notwithstanding the above, any holder of Series B Preferred Stock may convert such shares into Common Stock pursuant to Section 6(A) prior to the date immediately preceding the Optional Redemption Date.

                           ii. Mandatory Redemption.

                                    i. The Corporation shall, on the date of an
Acceleration Event (as defined below) occurs, or as soon as reasonably practicable thereafter (but in no event later than five (5) days following the date of an Acceleration Event), provide a written notice to all holders of Series B Preferred Stock with a description of the facts giving rise to the Acceleration Event (the "Acceleration Event Notice").

                                    ii. The holders of sixty percent (60%) of
the Series B Preferred Stock shall have the option to require the Corporation to redeem the outstanding shares of Series B Preferred Stock at any time following the Maturity Date or the delivery of the Acceleration Event Notice by delivering to the Corporation a notice (the "Mandatory Election Notice") stating that the Maturity Date has passed and such holders are seeking redemption of the Series B Preferred Stock, or such holders are seeking redemption of the Series B Preferred Stock as a result of the occurrence of the Acceleration Event. Such notice shall specify a date upon which such redemption shall occur (the "Mandatory Redemption Date"); provided, however, that such Mandatory Redemption Date shall not take place before the earlier of (a) the Maturity Date or (b) the date of an Acceleration Event, as applicable, and provided further, that if the Mandatory Redemption Date is established pursuant to subsection (a) of this paragraph, such Mandatory Election Notice shall not be given less than sixty
(60) days, nor more than ninety (90) days, prior to the Mandatory Redemption Date. If redemption is being sought in connection with the passing of the Maturity Date, at least thirty (30) days but no more than sixty (60) days prior to the Mandatory Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to all holders of Series B Preferred Stock setting forth
(A) the Redemption Price for the shares of Series B Preferred Stock to be redeemed, and (B) the place at which such holders may obtain payment of their respective portions of the Total Redemption Price upon surrender of their share certificates. If redemption is being sought in connection with an Acceleration Event, the Corporation shall send the Redemption Notice as soon as practicable to all holders of Series B Preferred Stock prior to the Mandatory Redemption Date. The Corporation shall effect such redemption on the Mandatory Redemption Date by paying the Redemption Price in exchange for each share of Series B Preferred Stock. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Mandatory Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Total Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. Notwithstanding the above, any holder of Series B Preferred Stock may convert such shares into Common Stock pursuant to Section 6(A) prior to the date immediately preceding the Mandatory Redemption Date.

For the purposes of this Section 5(A)(ii), an Acceleration Event shall consist of (i) any judgment against the Corporation in excess of $10,000,000 unless such judgment is stayed within sixty (60) days of the date of such judgment; (ii) any event of default under any indebtedness of the Corporation that causes $10,000,000 or more of such indebtedness to accelerate or (iii) an event of bankruptcy, an assignment for the benefit of creditors or similar event.

                           iii. Redemption upon a Change of Control.

                                    A. The Corporation shall, on the date a
Change of Control occurs, provide a written notice to all holders of Series B Preferred Stock with a description of the facts giving rise to the Change of Control (the "Change of Control Notice").

                                    B. Within sixty (60) days following the
receipt of such Change of Control Notice (the "Notice Date"), the holders of sixty percent (60%) of the Series B Preferred Stock shall have the option to require the Corporation to redeem the outstanding shares of Series B Preferred Stock by delivering to the Corporation a notice (the "Change of Control Election Notice") to this effect. Such redemption shall take place on a date (the "Change of Control Redemption Date") not less than sixty (60) days, nor more than ninety
(90) days, following the Notice Date, and such redemption shall be effected by paying the Redemption Price in exchange for each share of Series B Preferred Stock to be redeemed. At least thirty (30) days but no more than sixty (60) days prior to the Change of Control Redemption Date, the Corporation shall send a notice (a "Change of Control Redemption Notice") to all holders of Series B Preferred Stock setting forth (A) the Redemption Price for the shares of Series B Preferred Stock to be redeemed, and (B) the place at which such holders may obtain payment of their respective portions of the Total Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Change of Control Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Total Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available, provided however, that if any shares of Series B Preferred Stock are not redeemed on the Change of Control Redemption Date, the Preferred Dividend described in Section 3 shall increase from four percent (4%) to six percent (6%) and shall be compounded semi-annually from the Change of Control Redemption Date until such time as the full Redemption Price is paid to the holders of Series B Preferred Stock. Notwithstanding the above, any holder of Series B Preferred Stock may convert such shares into Common Stock pursuant to Section 6(A) prior to the date immediately preceding the actual date such unredeemed shares of Series B Preferred Stock are redeemed.

                                    C. On or prior to the Optional Redemption
Date, Mandatory Redemption Date or Change of Control Redemption Date, as applicable (generally, the "Redemption Date"), the Corporation shall deposit the Total Redemption Price of the shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund (an "Eligible Institution"), with irrevocable instructions and authority to the Eligible Institution to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any money deposited by the Corporation pursuant to this
Section 5(B) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation

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pursuant to this Section 5(B) remaining unclaimed at the expiration of one (1)
year following the Redemption Date shall be returned to the Corporation promptly upon its written request, and each holder of Preferred Stock shall thereafter look only to the Corporation for payment of the Redemption Price.


                                    D. Each holder of shares of Series B
Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Optional Redemption Notice, Redemption Notice or Change of Control Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Total Redemption Price, all rights of the holder of such shares as holder of Series B Preferred Stock (except the right to receive the Redemption Price per share without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series B Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series B Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

         6. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  A. Right to Convert. Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such Series B Preferred Stock by the Conversion Price at the time in effect for shares of Series B Preferred Stock. The "Original Issue Price" per share of Series B Preferred Stock is $2.54. The "Conversion Price" per share of Series B Preferred Stock initially shall be $2.54, subject to adjustment from time to time as provided below.

                  B. Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice by confirmed facsimile or by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver to the address of record of such holder of Series B Preferred Stock (or such other address as the holder shall designate in writing in the notice to the Corporation of the election to convert), or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  C. Adjustments to Conversion Ratio for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to



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time after the initial issue date of the Series B Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price per share of Series B Preferred Stock then in effect shall be proportionately decreased or increased, as appropriate; provided that the Corporation shall take no such action with respect to the Common Stock unless the Corporation shall simultaneously reserve out of authorized, unissued and unreserved shares of Common Stock a sufficient number of shares of Common Stock to be available for full conversion of the Series B Preferred Stock at the new Conversion Price. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  D. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 6(C) above or a merger or other reorganization referred to in Section 4(D)(i) above), the number of shares of such other class or classes of stock into which the Series B Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change; provided that the Corporation shall take no such action with respect to the Common Stock unless the Corporation shall simultaneously reserve out of authorized, unissued and unreserved shares of Common Stock a sufficient number of shares of Common Stock to be available for full conversion of the Series B Preferred Stock at the new Conversion Price.

                  E. Rights Offerings. In the event the Corporation shall grant or shall have granted as of the date of the filing of this Certificate of Designation any rights to subscribe for, or any rights or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, which rights or options do not result in any adjustment to the number of shares of Common Stock or other classes of stock into which the Series B Preferred Stock can be converted under either Section 6(C) or Section 6(D) above, then the Corporation shall distribute such rights or options to the holders of Series B Preferred Stock as though they were holders, at the time of such distribution, of that number of shares of Common Stock into which the shares of Series B Preferred Stock held by each holder could then be converted.



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                  F. No Impairment. This Corporation will not, by amendment of its certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

                  G. No Fractional Shares and Certificate as to Adjustments.

                           i. No fractional shares shall be issued upon
conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           ii. Upon the occurrence of each adjustment or
readjustment of the number of shares of Common Stock into which the Series B Preferred Stock can be converted pursuant to this Section 6, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price per share of Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

                  H. Notice of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  I. Reservation of Stock Issuable upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or other security into which the Common Stock shall have been changed) solely for the purpose of effecting the conversion of the Series B Preferred Stock such number of its shares of Common Stock (or other security) as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock (or other security) shall not be sufficient to effect the conversion of all the then outstanding Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (or other security) to such number of shares as shall be sufficient for such purposes.

                  J. Notices. Any notice required by the provisions of this
Section 6 to be given to the holders of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of this Corporation.

         7. Voting Rights. Except as otherwise provided herein or by law, each holder of shares of Series B Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis as a single class with such shares of Common Stock and such other shares of capital stock that vote with shares of Common Stock on all matters presented for stockholder vote and shall be entitled to notice of any stockholder's meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the conversion of Series B Preferred Stock into Common Stock (in the case of each holder, after aggregating all fractional shares held by such holder into the maximum number of whole shares) shall be rounded to the nearest whole number (with one-half being rounded upward).

         8. Right to Nominate and Elect Directors. Notwithstanding anything to the contrary in the foregoing provisions, for so long as at least 325,000 shares of Series B Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred Stock after the filing date hereof) the holders of Series B Preferred, voting as a separate class, shall be entitled to nominate and elect two (2) members of the Board of Directors of the Corporation at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. In the event that the Board of Directors of the Company consists of seven (7) or fewer members, then one of the two nominees of the holders must be a person not affiliated with the holders who is acceptable (in the exercise of reasonable discretion) to the members of the Board.

         9. Status of Converted or Redeemed Stock. In the event any Series B Preferred Stock shall be converted pursuant to Section 6 hereof, or redeemed pursuant to Section 5 hereof, the shares so converted or redeemed shall be promptly cancelled after the conversion or redemption thereof. All such shares shall upon their cancellation or redemption become authorized but unissued shares of Preferred Stock and may be released as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                                      * * *

RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Minnesota law.

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



IN WITNESS WHEREOF, the undersigned has executed this certificate and does affirm the foregoing as true under penalty of perjury this 8th day of December, 2003.


                                                      /s/ Craig S. Fawcett
                                                  ------------------------------
                                                  Craig S. Fawcett
                                                  Chief Executive Officer